STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP AND MERGER

OF

XIANGTIAN (USA) AIR POWER CO., LTD.

INTO

GOA SWEET TOURS LTD.

Pursuant to Section 253 of the Delaware General Corporation Law the undersigned duly elected and acting Chief Executive Officer of Goa Sweet Tours Ltd. (the “Corporation”) hereby certifies the following information relating to the merger (the “Merger”) of Xiangtian (USA) Air Power Co., Ltd. (“Subsidiary”) with and into the Corporation.

FIRST:  The name and jurisdiction of formation or organization of each of the constituent corporations to the Merger are as follows:

Name	State
Xiangtian (USA) Air Power Co., Ltd.	Delaware
Goa Sweet Tours Ltd.	Delaware

SECOND:  The Corporation is the owner of all of the issued and outstanding capital stock of the Subsidiary.

THIRD:  Subsidiary is hereby merged with and into the Corporation.

FOURTH:  The board of directors of the Corporation duly adopted the resolution attached hereto as Exhibit A in connection with the Merger, with the Corporation to be the surviving corporation (the “Surviving Corporation”).

FIFTH:  The name of the Surviving Corporation shall be “Xiangtian (USA) Air Power Co., Ltd.”

SIXTH:  The certificate of incorporation of the Corporation, as in effect immediately prior to the Merger, shall be the certificate of incorporation of the Surviving Corporation.

SEVENTH:  The Merger shall be effective at the time this Certificate of Ownership and Merger is filed with the Office of the Secretary of State of the State of Delaware.

Dated:  May 29, 2012

GOA SWEET TOURS LTD.

By:_/s/ Zhou Deng Rong

Name: Zhou Deng Rong

Title:   Chief Executive Officer

Exhibit A